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                     September 19, 2023

       Lawrence Garcia
       Chief Executive Officer
       AmeriGuard Security Services, Inc.
       5470 W Spruce Avenue Suite 102
       Fresno CA 93722

                                                        Re: AmeriGuard Security
Services, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 333-173039

       Dear Lawrence Garcia:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services